Exhibit 99.3

Contact:

Miguel Angel Villegas
Chief Financial Officer

Opes Acquisition Corp.

+52 (55) 5992-8300

FOR IMMEDIATE RELEASE

OPES ACQUISITION CORP. ANNOUNCES CLOSING OF FULL OVER-ALLOTMENT OPTION WITH RESPECT TO INITIAL PUBLIC OFFERING

New York, NY, March 20, 2018 – Opes Acquisition Corp. (Nasdaq: OPESU) (the “Company”) announced today that it has completed the sale of an additional 1,500,000 units pursuant to the 45-day over-allotment option granted to the underwriters in its initial public offering. Each unit consists of one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), and one redeemable warrant (“Warrant”) entitling the holder to purchase one share of Common Stock at a price of $11.50 per share. The units have been listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “OPESU.” Once the securities comprising the units begin separate trading, the Common Stock and Warrants are expected to be traded on Nasdaq under the symbols “OPES” and “OPESW,” respectively.

The units were sold at an offering price of $10.00 per unit, generating additional gross proceeds of $15,000,000. Including the net proceeds from the exercise of the over-allotment option, together with the proceeds of the private placements conducted simultaneously with the initial closing of the initial public offering and the closing of the over-allotment option, a total of $116,150,000 (or $10.10 per unit sold in the initial public offering including the over-allotment option) has been placed in trust for the benefit of public stockholders.

Opes Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company initially intends to focus on target businesses located in Mexico.

EarlyBirdCapital, Inc. acted as sole book-running manager of the offering. The offering was made only by means of a prospectus, copies of which may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Investor Relations, 212-661-0200. Copies are also available on the Securities and Exchange Commission’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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